Exhibit 99.1

For Release: Tuesday, August 1, 2012, 10 a.m. EDT

GM U.S. Sales Down on Lower Rental Volume

DETROIT - General Motors Co. (NYSE: GM) today reported July U.S. sales of 201,237 vehicles, down 6 percent compared with a year ago. Sales to retail customers declined 3 percent. Sales to rental fleet customers declined 41 percent, in line with the company's previous guidance.

In July, Cadillac sales were up 21 percent thanks to strong across-the-board results for the CTS, Escalade, SRX and the all-new XTS.

“Cadillac hit a home run and our newest Chevrolets and Buicks are performing very well,” said Kurt McNeil, vice president, U.S. Sales Operations. “Signs of a housing recovery and good news on consumer confidence and household income should help keep the light vehicle selling rate in the 14-million range and drive seasonally higher truck sales as we move toward fall.”

All of GM newest vehicles performed well in July. Buick Verano sales were 4,235 units and have increased each month since the car launched in December 2011. Chevrolet Sonic sales were 6,278 units and it has been the retail sales leader in its segment since April 2012. In addition, Chevrolet Spark deliveries were 1,460 in its first month on sale.

GM's combined retail sales of mini- , small, and compact cars were up 41 percent year over year. Retail passenger car sales in total were up 3 percent, crossover sales were up 2 percent and truck sales were down 12 percent.

Two all-new vehicles - the 2013 Chevrolet Malibu four-cylinder and Cadillac ATS - are now in production. Vehicles launching later this year include the Buick Verano Turbo, Buick Enclave, Chevrolet Malibu Turbo, Chevrolet Traverse and GMC Acadia.

GM said last month that sales to rental customers would be down sharply in July because planned deliveries occurred earlier in the year compared with 2011. GM's commercial fleet sales were up 41 percent, the 28th consecutive monthly increase. Strong police vehicle deliveries to state and local agencies helped drive a 115 percent increase in government sales. Total fleet sales were down 15 percent.

2012 Highlights	July Total Sales	Total Change vs. July 2011	July Retail Sales	Retail Change vs. July 2011	CYTD Sales	CYTD Change vs. 2011	CYTD Retail Sales	CYTD Retail Change vs. 2011
Chevrolet	138,942	(6.8)%	99,690	(5.4)%	1,100,604	4.5%	738,505	3%
GMC	34,487	(9)%	27,560	(5.6)%	235,528	4.5%	194,331	1.6%
Buick	14,391	(14.7)%	14,274	2%	104,589	(5.3)%	92,743	1.5%
Cadillac	13,417	20.7%	11,995	20.3%	76,229	(12.6)%	72,077	(4.7)%
Total GM	201,237	(6.4)%	153,519	(3.2)%	1,516,950	2.7%	1,097,656	2.1%
Industry Sales	July SAAR (est.)	CYTD SAAR (est.)		Full Year 2012 (est.)
Light Vehicles	13.8 million -14 million range	14.3 million range		14.0 million - 14.5 million

Inventory	Units @ July 31, 2012	Days Supply (selling days adjusted)	Units @ June 30, 2012	Days Supply (selling days adjusted)
All Vehicles	663,439	79	700,927	76
Cars and Crossovers	324,504	62	361,416	58
Full-size Pickups	238,165	136	238,194	135

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	July			(Calendar Year-to-Date)
				January - July
	2,012	2,011	%Change Volume	2,012	2,011	%Change Volume
Enclave	4,360	6,145	(29.0)	32,226	34,149	(5.6)
LaCrosse	4,001	5,971	(33.0)	34,893	35,298	(1.1)
Lucerne	11	1,233	(99.1)	954	15,513	(93.9)
Regal	1,784	3,524	(49.4)	16,612	25,512	(34.9)
Verano	4,235	—	***.*	19,904	—	***.*
Buick Total	14,391	16,873	(14.7)	104,589	110,472	(5.3)
CTS	4,743	4,449	6.6	30,226	31,454	(3.9)
DTS	20	715	(97.2)	449	9,453	(95.3)
Escalade	1,123	914	22.9	7,117	7,859	(9.4)
Escalade ESV	711	605	17.5	4,458	4,402	1.3
Escalade EXT	163	171	(4.7)	977	1,067	(8.4)
SRX	4,911	4,133	18.8	30,361	30,333	0.1
STS	7	132	(94.7)	149	2,661	(94.4)
XLR	—	—	***.*	—	12	***.*
XTS	1,739	—	***.*	2,492	—	***.*
Cadillac Total	13,417	11,119	20.7	76,229	87,241	(12.6)
Avalanche	1,823	1,621	12.5	12,825	10,339	24.0
Aveo	2	3,349	***.*	58	24,615	(99.8)
Camaro	6,926	7,671	(9.7)	56,623	56,432	0.3
Caprice	500	90	455.6	1,680	155	983.9
Captiva Sport	3,914	—	***.*	21,835	—	***.*
Cobalt	—	21	***.*	11	835	(98.7)
Colorado	4,096	3,169	29.3	25,553	19,283	32.5
Corvette	987	1,291	(23.5)	8,009	8,187	(2.2)
Cruze	14,954	24,648	(39.3)	128,838	147,620	(12.7)
Equinox	19,906	17,094	16.5	130,796	112,932	15.8
Express	9,327	5,343	74.6	47,144	38,299	23.1
HHR	—	317	***.*	20	35,819	***.*
Impala	9,359	7,327	27.7	107,854	110,971	(2.8)
Kodiak 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Malibu	12,345	19,529	(36.8)	153,782	142,312	8.1
Silverado-C/K Pickup	28,972	33,121	(12.5)	223,480	215,906	3.5
Sonic	6,278	—	***.*	48,518	—	***.*
Spark	1,460	—	***.*	1,460	—	***.*
Suburban (Chevy)	4,445	4,265	4.2	27,513	22,871	20.3
Tahoe	6,053	5,741	5.4	39,327	39,754	(1.1)
TrailBlazer	—	—	***.*	—	33	***.*
Traverse	5,746	14,283	(59.8)	54,612	64,310	(15.1)
Volt	1,849	125	***.*	10,666	2,870	271.6
Chevrolet Total	138,942	149,005	(6.8)	1,100,604	1,053,553	4.5
Acadia	7,390	10,424	(29.1)	49,550	50,235	(1.4)
Canyon	720	1,422	(49.4)	6,361	5,570	14.2
Envoy	—	—	***.*	—	5	***.*
Savana	2,653	1,219	117.6	14,709	11,355	29.5
Sierra	11,105	12,596	(11.8)	84,050	80,194	4.8
Terrain	7,595	7,302	4.0	54,197	48,666	11.4
Topkick 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Topkick 6/7/8 Series	***.*	***.*	***.*	***.*	***.*	***.*
Yukon	2,205	2,238	(1.5)	14,867	17,402	(14.6)
Yukon XL	2,819	2,717	3.8	11,794	11,842	(0.4)
GMC Total	34,487	37,918	(9.0)	235,528	225,282	4.5
GM Vehicle Total	201,237	214,915	(6.4)	1,516,950	1,476,548	2.7
* 24 selling days for the July period this year and 26 for last year.